Exhibit 10.1

LICENSE AGREEMENT

This License Agreement (this “Agreement”) is dated as of December 26, 2024 (the “Effective Date”) by and between Bala Therapeutics, Inc., a corporation organized under Delaware law, (“Licensor”), and Clywedog Therapeutics, Inc., a corporation organized under Delaware law (“Company”). Licensor and Company may be referred to herein as a “Party” or, collectively, as “Parties.”

RECITALS:

Whereas, Licensor is a pharmaceutical company engaged in the development of the Compound;

Whereas, Company is engaged in the research, development, manufacturing and commercialization of pharmaceutical products and is interested in developing, manufacturing and commercializing the Compounds and Products; and

Whereas, Company desires to license from Licensor and Licensor wishes to license to Company, on an exclusive basis, the right to develop, manufacture and commercialize the Compound and Product.

Now, Therefore, in consideration of the mutual promises and undertakings set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
Definitions

1.1	“Affiliate” means a Person that controls, is controlled by or is under common control with a Party, but only for so long as such control exists. For the purposes of this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person or entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2	“Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority and Institutional Review Board or Ethics Committee, and is designed to measure the safety and/or efficacy of a Product. Clinical Trials shall include Phase I Trials, Phase II Trials and Phase III Trials.

1.3	“Compound” means any compound that is: (i) the compound referred to as Balamenib ZE63-0302; (ii) claimed as a composition of matter in a Patent Right Controlled by Licensor as of the Effective Date that also claims as a composition of matter the compound in clause (i); or (iii) any base form, metabolite, ester, salt form, racemate, stereoisomer, crystalline polymorph, hydrate or solvate of a compound in any of (i)-(ii).

1.4	“Commercialization” or “Commercialize” means any and all activities undertaken before and after Regulatory Approval of a MAA for the Product and that relate to the marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Product, and interacting with Regulatory Authorities regarding the foregoing.

1.5	“Confidential Information” means any confidential information of a Party relating to any use, process, method, compound, research project, work in process, future development, scientific, engineering, manufacturing, marketing, business plan, financial or personnel matter relating to the disclosing Party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in oral, written, graphic, electronic, or any other form, which is marked confidential or designated by the disclosing party as being confidential prior to disclosure or which is marked confidential and provided to the other Party within thirty (30) days of such disclosure.

1.6	“Controlled” means, with respect to (a) Patent Rights, (b) Know-How or (c) biological, chemical or physical material, that a Party owns or has a license or sublicense to such Patent Rights, Know-How or material (or in the case of material, has the right to physical possession of such material) and has the ability to grant a license or sublicense to, or assign its right, title and interest in and to, such Patent Rights, Know-How or material as provided for in this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.7	“Development” or “Develop” means, with respect to a Product, the performance of all pre-clinical and clinical development (including toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), Clinical Trials (excluding Clinical Trials conducted after Regulatory Approval of an NDA), manufacturing and regulatory activities that are required to obtain Regulatory Approval of Product.

1.8	“Event of Default” has the meaning ascribed to it in the Note.

1.9	“Field” means all diagnostic and therapeutic uses.

1.10	“Foreground IP” means any and all data, results, discovery, finding, process, improvement, method, composition of matter, article of manufacture, patentable or otherwise, that are developed, invented, reduced to practice by Company specifically in connection with the Development or Manufacture of any Compound or Product, whether directly or via its Affiliates, agents, contractors or Sublicensees, including, but not limited to, all improvements to the Licensed Technology, and all right, title and interest in and to the corresponding Intellectual Property Rights therein.

1.11	“EMA” means the European Medicines Agency or a successor agency thereto.

1.12	“European Commission” means the authority within the European Union that has the legal authority to grant Regulatory Approvals in the European Union based on input received from the EMA or other competent Regulatory Authorities.

1.13	“European Union” or “EU” means the European Union, as may be redefined from time to time.

1.14	“EU5” means all of France, Germany, Italy, Spain and the United Kingdom.

1.15	“FDA” means the United States Food and Drug Administration or a successor federal agency thereto.

1.16	“Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (d) multi-national or supranational organization or body; or (e) individual, entity, or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.17	“IND” means an investigational new drug application submitted to applicable Regulatory Authorities for approval to commence Clinical Trials in a given jurisdiction.

1.18	“Intellectual Property Rights” means patents, utility certificates, utility models, industrial design rights, copyrights, database rights, trade secrets, any protection offered by law to Information, and all registrations, applications, renewals, extensions, combinations, divisions, continuations or reissues of any of the foregoing..

1.19	“Know-How” means any: (a) scientific or technical information, results and data of any type whatsoever, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including manufacturing processes, specification and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or patent application; and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material, including drug substance samples, intermediates of drug substance samples, drug product samples and intermediates of drug product samples. “Know-How” includes any rights including copyright, database or design rights protecting such Know-How. “Know-How” excludes Patent Rights.

1.20	“Law” or “Laws” means all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law of any Governmental Body.

1.21	“Licensor Bankruptcy Event”• means: (a) voluntary or involuntary proceedings by or against Licensor are instituted in bankruptcy under any insolvency Law, which proceedings, if involuntary, shall not have been dismissed within one hundred eighty (180) days after the date of filing; (b) a receiver or custodian is appointed for Licensor; (c) proceedings are instituted by or against Licensor for corporate reorganization, dissolution, liquidation or winding-up of Licensor, which proceedings, if involuntary, shall not have been dismissed within one hundred eighty (180) days after the date of filing; or (d) substantially all of the assets of Licensor are seized or attached and not released within one hundred eighty (180) days thereafter.

1.22	“Licensed Know-How” means all Know-How that is Controlled by Licensor, as of the Effective Date or at any time thereafter during the Term, and is necessary or useful in the research, Development, Manufacture, use, Commercialization, or other exploitation of Products.

1.23	“License Fee”1.24 means the amount of One Million Four Hundred Thousand U.S. Dollars (USD$1,400,000.00).

1.25	“Licensed Patents” means all Patent Rights that are Controlled by Licensor, as of the Effective Date or at any time thereafter during the Term, and that are necessary or useful for the research, Development, Manufacture, use, or Commercialization of the Compound or Product. Listed on Schedule 1.25 are all Licensed Patents existing as of the Effective Date.

1.26	“Licensed Technology” means the Licensed Patents and the Licensed Know-How.

1.27	“MAA” means a Marketing Authorization Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. C.F.R.§ 314.3 et seq, a Biologics License Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. C.F.R. § 601, and any equivalent application submitted in any country, including all additions, deletions or supplements thereto, and as any and all such requirements may be amended, or supplanted, at any time.

1.28	“Manufacture” means, with respect to a Product, activities directed to producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of such Product.

1.29	“NDA” means a New Drug Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR.§ 314.3 et seq, a Biologics License Application submitted pursuant to the requirements of the FDA, as more fully defined in 21 U.S. CFR § 601, and any equivalent application submitted in any country, including a European Marketing Authorization Application, together, in each case, with all additions, deletions or supplements thereto.

1.30	“Note Repayment” means the payment in full of the Promissory Note pursuant to the terms and conditions of the Promissory Note.

1.31	“Patent Rights” means: (a) an issued or granted patent, including any extension, supplemental protection certificate, registration, confirmation, reissue, reexamination or renewal thereof; (b) a pending patent application, including any continuation, divisional, continuation-in-part, substitute or provisional application thereof; and (c) all counterparts or foreign equivalents of any of the foregoing issued by or filed in any country or other jurisdiction.

1.32	“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government or agency or political subdivision thereof.

1.33	“Phase I Trial” means a human clinical trial of a Product, the principal purpose of which is a preliminary determination of safety, tolerability, pharmacological activity or pharmacokinetics in healthy individuals or patients or similar clinical study prescribed by the Regulatory Authorities, including the trials referred to in 21 C.F.R. §312.21(a), as amended.

1.34	“Phase II Trial” means a human clinical trial of a Product, the principal purpose of which is a determination of safety and efficacy in the target patient population, which is prospectively designed to generate sufficient data that may permit commencement of pivotal clinical trials, or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(b), as amended.

1.35	“Phase III Trial” means a human clinical trial of a Product on a sufficient number of subjects in an indicated patient population that is designed to establish that a Product is safe and efficacious for its intended use and to determine the benefit/risk relationship, warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support marketing approval of such Product, including all tests and studies that are required by the FDA from time to time, pursuant to Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(c), as amended.

1.36	“Product” means any pharmaceutical product, in any dosage form, formulation, presentation or package configuration that is commercialized or undergoing research or pre-clinical or clinical development that contains or comprises, in part or in whole, the Compound.

1.37	“Promissory Note” means the promissory note attached hereto as Exhibit A.

1.38	“Regulatory Authority” means: (a) in the US, the FDA; (b) in the EU, the EMA or the European Commission; or (c) in any other jurisdiction anywhere in the world, any regulatory body with similar regulatory authority over pharmaceutical or biotechnology products.

1.39	“Regulatory Approval” means any and all approvals, licenses, registrations, or authorizations of the relevant Regulatory Authority, necessary for the Development, Manufacture, use, storage, import, transport or Commercialization of Product in a particular country or jurisdiction.

1.40	“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives

1.41	“Sublicensee” means a Person other than an Affiliate of Company to which Company (or its Affiliate) has granted sublicense rights under any of the rights granted under Section 2.1.

1.42	“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.43	“Territory” means the entire world.

1.44	“Third Party” means any Person other than Licensor, Company or any of their respective Affiliates.

1.45	“Third Party Action” means any Action made by a Third Party against either Party that claims that the Compound or Product, or its use or there, Development, Manufacture or sale infringes or misappropriates such Third Party’s Intellectual Property Rights.

1.46	“United States” or “US” means the United States of America, its territories and possessions.

ARTICLE 2
Licenses AND OTHER RIGHTS

2.1	Grant of License to Company. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Company and its Affiliates an exclusive (even as to Licensor), revocable, terminable, fee-bearing, exclusive right and license in the Field in the Territory, with the right to grant and authorize sublicenses through multiple tiers as provided under Section 2.2, under the Licensed Technology to research, Develop, Manufacture, use, Commercialize and otherwise exploit the Compound and Product. The license grant set forth in this ARTICLE 2 will be further subject to, restricted by and non-exclusive with respect to any license of inventions described or claimed in the Licensed Patents that Licensor is required by Law to grant to the United States of America or to a foreign country or agency thereof, pursuant to an existing or future treaty between the United States of America and any foreign country.

2.2	Grant of Sublicense by Company.

2.2.1	For so long as Company is in full compliance with all of its obligations under this Agreement, Company shall have the right, in its sole discretion, to grant sublicenses through multiple tiers, in whole or in part, under the licenses granted in Section 2.1. Company will provide Licensor with a copy of each fully executed Sublicense postmarked within thirty (30) days of execution of such agreement. The granting by Company of a sublicense shall not relieve Company of any of its obligations hereunder.

2.2.2	Company will be responsible for its Sublicensees’ compliance with the terms of this Agreement, and Company will not grant any rights which are inconsistent with the rights granted to and obligations imposed on Company under this Agreement. Any act or omission of a Sublicensee, which would be a breach of this Agreement if undertaken or omitted by the Company, will be deemed to be a breach by Company of this Agreement. With respect to Sublicense, Company shall:

(a)        to the extent applicable, include the relevant rights of and obligations due to Licensor and contained in this Agreement; and

(b)        in the event of a breach by a Sublicensee, either (a) cure such breach in accordance this Agreement; or (b) enforce its rights by terminating such Sublicense in accordance with the terms thereof.

2.2.3	Termination of the license granted to Company under any of the provisions of ARTICLE 10 of this Agreement will terminate all Sublicenses that may have been granted by Company, unless any Sublicensee elects to continue its Sublicense by advising Licensor in writing, within thirty (30) days of the Sublicensee’s receipt of written notice of such termination, of its election, and of its agreement to assume with respect to Licensor all of the obligations (including obligations for payment) of Company contained in this Agreement. Any Sublicense granted by Company will contain provisions corresponding to those of this paragraph respecting termination and the conditions of continuance of Sublicenses.

2.3	Technology Transfer. As soon as reasonably practicable after the Effective Date, but in no event later than thirty (30) days following the Effective Date, Licensor will transfer to Company, at Licensor’s cost and expense, all Licensed Know-How.

2.4	Regulatory Technology Transfer. Upon Company’s written request, Licensor shall (to the extent allowed or consented to by Law), at Licensor’s cost and expense, assign to Company (a) all applications and filings made by or on behalf of Licensor with any Regulatory Authority with respect to any Products, including any IND, MAA or orphan drug designations or any other application for regulatory consultations or consideration, including sponsorship thereof (the “Regulatory Documents”), and (b) those agreements related to the conduct of Clinical Trials with respect to the Compound or Product, if any, set forth on Schedule 2.4. To the extent any of the Regulatory Documents cannot be assigned to Company, Licensor hereby grants to Company and its Affiliates an exclusive (even as to Licensor), worldwide, license and right of reference under the Regulatory Documentation (with the right to sublicense and grant further rights of reference) under the Regulatory Documents as necessary to research, Develop, manufacture, have manufactured, use, Commercialize and otherwise exploit the Compounds and Products.

2.5	No Other Rights. The license granted hereunder shall not be construed to confer any rights, other than those affirmatively granted as set forth in 2.1, to Company by implication, estoppel or otherwise as to any technology not specifically set forth in this Agreement.

ARTICLE 3
DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF PRODUCT

3.1	Development of the Product by Company. As between the Parties, Company shall have the exclusive right, and sole responsibility and decision-making authority, to research and Develop the Compound and Product and to conduct (either itself or through its Affiliates, agents, subcontractors and/or Sublicensees) all Clinical Trials and non-clinical studies Company believes appropriate to obtain Regulatory Approval such Products.

ARTICLE 4
REGULATORY MATTERS

4.1	Regulatory Filings. As between Company and Licensor, Company shall own and maintain all regulatory filings and Regulatory Approvals for the Products, including all INDs and MAAs.

4.2	Communications with Authorities. Company (or one of its Affiliates or Sublicensees) shall be responsible, and act as the sole point of contact, for communications with Regulatory Authorities in connection with the Development, Commercialization, and manufacturing of Product. Following the Effective Date, Licensor shall not initiate, with respect to Product, any meetings or contact with Regulatory Authorities without Company’s prior written consent. To the extent Licensor receives any written or oral communication from any Regulatory Authority relating to Product, Licensor shall (a) refer such Regulatory Authority to Company, and (b) as soon as reasonably practicable (but in any event within twenty-four (24) hours), notify Company and provide Company with a copy of any written communication received by Licensor or, if applicable, complete and accurate minutes of such oral communication. At the request of Company, Licensor shall make available to Company, free of charge, a qualified representative who shall, together with the representatives of Company, participate in and contribute to meetings with the Regulatory Authorities with respect to regulatory matters relating to the Licensed Technology.

ARTICLE 5
FINANCIAL PROVISIONS

5.1	License Fee5.2 . Company shall remit the License Fee to Licensor on the Effective Date by delivery of the Promissory Note, fully executed by Company.

5.3	Payment.

5.3.1	All payments due under the Promissory Note are expressed in and shall be paid by wire transfer or check payable in United States Dollars, without deduction of exchange, collection or other charges, to Licensor, or to the account of Licensor at such other bank as Licensor may from time to time designate by written notice to Company.

5.3.2	Upon Note Repayment, the licenses under 2.1 shall be automatically converted to irrevocable, perpetual, full paid-up, royalty free, exclusive right and license in the Field in the Territory, with the right to grant and authorize sublicenses through multiple tiers as provided under Section 2.2, under the Licensed Technology to research, Develop, Manufacture, use, Commercialize and otherwise exploit the Compound and Product.

5.4	License Termination. In the event Company fails to make payment of all amounts due and payable under the Promissory Note on or before the note’s maturity date or upon any other Event of Default, Licensor may terminate this Agreement as provided under Section 10.4.

5.5	Taxes. All payments due to Licensor shall be paid exclusive of, and without reduction for, any taxes arising, assessed or payable with respect to such payments (other than U.S. income taxes due on Licensor’s income therefrom) which shall be the sole responsibility of, and paid by, Company.

ARTICLE 6
Inventions and Patents

6.1	Background Intellectual Property. Each Party shall own and retain all right, title and interest in and to any and all information, inventions, patents and other Intellectual Property Rights owned or otherwise controlled by such Party outside of this License Agreement.

6.2	Foreground IP. Foreground IP shall be solely and exclusively owned by Company but shall be subject to all applicable rights and restrictions herein. Company shall promptly disclose all Foreground IP to Licensor in writing as soon as practicable following reduction to practice.

6.3	Patent Prosecution and Maintenance.

(a)        Licensed Patents. Company shall have the first right, but not the obligation (subject to Section 6.3(b)), to file, prosecute and maintain Licensed Patents in Licensor’s name using counsel to be chosen by Company and to which Licensor has no reasonable objection. Company shall bear all costs and expenses of filing, prosecuting and maintaining Licensed Patents. Company shall keep Licensor informed of the status of the filing and prosecution of Licensed Patents or related proceedings (e.g. interferences, oppositions, reexaminations, reissues, revocations or nullifications) in a timely manner, and will take into consideration the advice and recommendations of Licensor.

(b)        Election Not to File and Prosecute Licensed Patents.

(i)        If Company elects not to file or to continue to prosecute or maintain a Licensed Patent in Licensor’s name in any of the United States, the EU5 or Japan, then it shall notify Licensor in writing at least ninety (90) days before any deadline applicable to the filing, prosecution or maintenance of such Licensed Patent, as the case may be, or any other date by which an action must be taken to establish or preserve such Licensed Patent in such country or possession. In such case, Licensor shall have the right to pursue the filing or support the continued prosecution or maintenance of such Licensed Patent.

(ii)        Company may freely discontinue prosecution and maintenance for cause (i.e., official actions, prior art, legal decisions, or statutes or other expressions of local Law, which reasonably indicate that the material claims in the application or patent are or are likely to be unpatentable, unenforceable, or invalid).

(iii)        Where discontinuance of prosecution is not for cause (i.e., Company is unwilling to continue to incur reasonable and necessary patent expense related to the filing, prosecution and maintenance of the Licensed Patents, which are likely to be patentable, enforceable, or valid), from and after the effective date of such election, any such patent application or patent in any country in the Territory as to which Company has elected to discontinue prosecution and maintenance shall have the effect of excluding all patent applications or patents in the Territory having the same priority date as such abandoned patent or patent application thereof from Licensed Patents, and from the scope of the license rights granted under this Agreement. All rights relating to such patent applications or patents shall revert to Licensor and may be freely licensed by Licensor to any other person or entity.

(c)        Patent Term Extension. Company shall be responsible, in Licensor’s name, for making decisions regarding and obtaining patent term extensions wherever available for Licensed Patents. Licensor shall provide Company free-of-charge with all relevant information, documentation and assistance in this respect as may reasonably be requested by Company. Any such assistance, supply of information and consultation shall be provided promptly and in a manner that will ensure that all patent term extensions for Licensed Patents are obtained wherever legally permissible, and to the maximum extent available. In the event that any election with respect to obtaining patent term extensions is to be made, Company shall have the right to make such elections, and Licensor shall abide by all such elections.

(d)        Cooperation. Licensor and Company shall cooperate fully in the preparation, filing, prosecution and maintenance of Licensed Patents and of all patents and patent applications licensed to Company. Each Party shall provide to the other timely notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such patent applications or patents.

(e)        Patent Marking. Company shall mark all Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

(f)        Affiliates and Sublicensees. Company shall ensure that each of its Affiliates, Sublicensees and subcontractors under this Agreement has a contractual obligation to disclose to Licensor all Know-How generated, invented, discovered, developed, made or otherwise created by them or their employees, agents or independent contractors, and to provide sufficient rights with respect thereto, so that Company can comply with its obligations under this ARTICLE 6.

6.4	Enforcement.

(a)        Notice. If either Party believes that an infringement, unauthorized use, misappropriation or ownership claim or threatened infringement or other such activity by a Third Party with respect to any Licensed Technology, or if a Third Party claims that any Licensed Patent is invalid or unenforceable, the Party possessing such knowledge or belief shall notify the other Party and provide it with details of such infringement or claim that are known by such Party. During the term of this Agreement, neither Licensor nor Company will notify a possible infringer in the Territory of infringement or put such infringer on notice of the existence of any Licensed Patents without first obtaining consent of the other, which consent shall not be unreasonably withheld. Both Licensor and Company will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

(b)        Company Right to Bring an Action. If infringing activity of potential commercial significance in the Territory has not been abated within ninety (90) days following the date of the initial notice under Section 6.4(a), Company shall have the right to file an infringement suit, defending against such claim or taking other similar action, with respect to a Licensed Patent (each, an “Action”). At Company’s request, Licensor shall immediately provide Company with all relevant documentation (as may be requested by Company) evidencing that Company is validly empowered by Licensor to take such an Action. Licensor may voluntarily join such Action but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Company’s Action, or any judgment rendered in that Action. Company may not join Licensor as a party in an Action initiated by Company without Licensor’s express prior written consent. If Licensor is joined to an Action initiated by Company, Company will pay any costs incurred by Licensor arising out of such Action, including but not limited to, any legal fees of counsel that Licensor respectively select and retain as a representative in the Action. Any Action initiated by Company under this Section may only be settled as determined and instructed by Licensor. If Company does not intend to prosecute or defend an Action, Company shall promptly inform Licensor.

(c)        Licensor Right to Bring an Action. If within one hundred and eighty (180) days following the date of the initial notice under Section 6.4(a), the infringing activity of potential commercial significance by the infringer has not been abated and if Company has not brought Action against the infringer or begun negotiations regarding the terms under which Company would grant a sublicense to the infringer, then, in each case, Licensor may institute an Action against the infringer. If Licensor institutes such Action, Company may not join such Action without Licensor’s consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of Licensor’s Action, or any judgment rendered in that Action.

(d)        Reasonable Assistance.

(i)        Each Party shall provide reasonable assistance to the Party filing an Action, including providing access to relevant documents and other evidence and making its employees available, subject to the filing Party’s reimbursement of any reasonable out-of-pocket expenses incurred on an on-going basis by the non-enforcing or non-defending Party in providing such assistance. Licensor and Company agree to be bound by all determinations of patent infringement, validity, and enforceability (but no other issue) resolved by any adjudicated judgment in any Action brought in compliance with this Section.

(ii)        Any Action will be controlled by the Party bringing the Action, except that any settlement by Company is subject to the written approval of Licensor. In no event may Company admit liability or wrongdoing on behalf of Licensor without Licensor’s prior written consent.

(e)        Distribution of Amounts Recovered. Any amounts recovered by the Party taking an Action pursuant to this Section 6.2, whether by settlement or judgment, shall be allocated in the following order: (i) to reimburse the filing Party for any costs incurred; (ii) to reimburse the other Party for its costs incurred in such Action, if it joins such Action; and (iii) the remaining amount of such recovery shall be allocated to the Party that filed the Action.

ARTICLE 7
CONFIDENTIALITY

7.1	Confidentiality Obligations. Each Party agrees that such Party shall, and shall ensure that its Representatives, hold in confidence all Confidential Information disclosed to it by the other Party pursuant to this Agreement, unless such information:

(a)        is or becomes generally available to the public other than as a result of disclosure by the recipient;

(b)        is already known by or in the possession of the recipient at the time of disclosure by the disclosing Party;

(c)        is independently developed by recipient without use of or reference to the disclosing Party’s Confidential Information; or

(d)        is obtained by recipient from a Third Party that has not breached any obligations of confidentiality.

The recipient shall not disclose any of the Confidential Information, except to Representatives of the recipient who need to know the Confidential Information for the purpose of performing the recipient’s obligations, or exercising its rights, under this Agreement and who are bound by obligations of non-use and non-disclosure substantially similar to those set forth herein. The recipient shall be responsible for any disclosure or use of the Confidential Information by such Representatives. The recipient shall protect Confidential Information using not less than the same care with which it treats its own confidential information, but at all times shall use at least reasonable care. Each Party shall: (i) implement and maintain appropriate security measures to prevent unauthorized access to, or disclosure of, the other Party’s Confidential Information; (ii) promptly notify the other Party of any unauthorized access or disclosure of such other Party’s Confidential Information; and (iii) cooperate with such other Party in the investigation and remediation of any such unauthorized access or disclosure.

Any publication, news release or other public announcement relating to this Agreement, including without limitation, entering to into this Agreement, or to the performance hereunder, shall first be reviewed and approved by both Parties, which approval shall not be unreasonably withheld. Either Party shall be entitled to disclose the substance of this Agreement to its shareholders (and to prospective shareholders to whom its stock is offered for purchase) under a confidentiality agreement consistent with this Agreement. Each Party shall also be entitled to provide a copy of this Agreement to applicable Governmental Authorities as expressly required under Law. Furthermore, nothing in this section shall be construed to preclude Company from disclosing Licensor’s Confidential Information to third parties in connection with the development and commercialization of Products including, without limitation, co-development, co-marketing and co-promotion in connection therewith, or in the process of obtaining private or public financing, as long as such third party(ies) agrees in writing to be bound by confidentiality provisions no less strict than those set forth in this section.

Notwithstanding the foregoing, Company may disclose Licensor’s Confidential Information to the extent that such disclosure is reasonably necessary, in accordance with the term and conditions of this Agreement, to (a) seek or maintain Regulatory Approval for Products, or (b) for compliance with applicable governmental regulations; provided that, if Company intends to make any such disclosure, it shall give reasonable advance written notice to Licensor of such intention.

7.2	Required Disclosure. The recipient may disclose the Confidential Information to the extent required by Law or court order, provided that the recipient promptly provides to the disclosing party prior written notice of such disclosure and provides reasonable assistance in obtaining an order or other remedy protecting the Confidential Information from public disclosure.

7.3	U.S. Defend Trade Secrets Act. Notwithstanding the obligations herein, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

ARTICLE 8
REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1	Representations and Warranties. Each Party represents and warrants to the other Party that, as of the Effective Date:

(a)        such Party is duly organized and validly existing under the Laws of the jurisdiction of its incorporation or organization;

(b)        such Party has taken all action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(c)        this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as enforcement may be limited by applicable bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of this Agreement by such Party does not conflict with, breach or create in any Third Party the right to accelerate, terminate or modify any agreement or instrument to which such Party is a party or by which such Party is bound, and does not violate any Law of any Governmental Body having authority over such Party; and

(d)        such Party has all right, power and authority to enter into this Agreement, to perform its obligations under this Agreement.

8.2	Additional Representations and Warranties of Licensor. Licensor represents and warrants to Company that, as of the Effective Date:

(a)        to Licensor’s knowledge, no claims have been asserted or threatened by any Person (a) challenging the validity, effectiveness, or ownership of Licensed Technology, and/or (b) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any of Licensed Technology infringes or will infringe on any Intellectual Property Right of any Person. No such claims have been asserted or, to the knowledge of Licensor, are threatened;

(b)        to the knowledge of Licensor, there is no unauthorized use, infringement or misappropriation of any of Licensed Technology or Regulatory Documents by any employee or former employee of Licensor, or any other Third Party; and

(c)        Licensor has not employed or otherwise used in any capacity the services of any Person debarred under United States law, including under Section 21 USC 335a or any foreign equivalent thereof, with respect to the Compound or Product.

8.3	Disclaimer of Warranties.

8.3.1	EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO OTHER WARRANTIES OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, REGARDING OR WITH RESPECT TO THE LICENSED TECHNOLOGY OR PRODUCTS.

8.3.2	EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, OF THE PATENTABILITY OF THE LICENSED PATENTS OR OF THE ENFORCEABILITY OF ANY PATENTS ISSUING THEREUPON, IF ANY, OR THAT THE LICENSED TECHNOLOGY OR PRODUCTS ARE OR WILL BE FREE FROM INFRINGEMENT OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 9
INDEMNIFICATION

9.1	Indemnification by Company. Company shall indemnify, defend and hold Licensor and its Affiliates and each of their respective employees, officers, directors and agents (the “Licensor Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees) to the extent arising out of Third Party claims or suits related to: (a) Company’s negligence or willful misconduct; (b) Company’s research, Development, Manufacture, use, Commercialization and/or exploitation of the Compound or Product; (c) breach by Company of its representations or warranties set forth in ARTICLE 8; or (d) Third Party Actions; provided, however, that Company’s obligations pursuant to this Section 9.1 shall not apply (i) to the extent such claims or suits result from the negligence or willful misconduct of any of the Licensor Indemnitees, or (ii) with respect to claims or suits arising out of breach by Licensor of its representations, warranties or covenants set forth in ARTICLE 8.

9.2	Indemnification by Licensor. Licensor shall indemnify, defend and hold Company and its Affiliates and each of their respective agents, employees, officers and directors (“Company Indemnitees”) harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) to the extent arising out of Third Party claims or suits (including Third Party Actions) related to: (a) Licensor’s negligence or willful misconduct; breach by Licensor of its representations, warranties or covenants set forth in ARTICLE 8; provided, however, that Licensor’s obligations pursuant to this Section 9.2 shall not apply (i) to the extent that such claims or suits result from the negligence or willful misconduct of any of Company Indemnitees or (ii) with respect to claims or suits arising out of a breach by Company of its representations or warranties set forth in ARTICLE 8.

9.3	No Consequential Damages. EXCEPT WITH RESPECT TO A BREACH OF A PARTY’S CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 7 OR A BREACH OF THE LICENSE GRANT OR RESTRICTIONS AS SET FORTH UNDER ARTICLE 2 OR OF THE PROVISIONS REGARDING FOREGROUND IP UNDER ARTICLE 6, AS APPLICABLE, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING LOSS OF PROFITS, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR ANY BREACH HEREOF.

9.4	Cap on Damages. NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY HEREIN, THE MAXIMUM LIABILITY OF LICENSOR UNDER THIS AGREEMENT SHALL NOT EXCEED THE AGGREGATE AMOUNT OF PAYMENTS RECEIVED BY LICENSOR UNDER THE PROMISSORY NOTE.

9.5	Notification of Claims; Conditions to Indemnification Obligations. As a condition to a Party’s right to receive indemnification under this ARTICLE 9, it shall: (a) promptly notify the other Party as soon as it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) cooperate, and cause the individual indemnitees to cooperate, with the indemnifying Party in the defense, settlement or compromise of such claim or suit; and (c) permit the indemnifying Party to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party or any indemnitee without the prior written consent of the indemnified Party. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim or demand, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses. The indemnifying Party shall have no liability under this ARTICLE 9 with respect to claims or suits settled or compromised without its prior written consent.

ARTICLE 10
TERM AND TERMINATION

10.1	Term and Expiration. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in full force and effect unless earlier terminated as provided in this ARTICLE 10.

10.2	Termination of the Agreement for Convenience . At any time during the Term, Company may, at its convenience, terminate this Agreement upon thirty (30) days’ prior written notice to Licensor.

10.3	Termination upon Material Breach. If a Party breaches any of its material obligations under this Agreement, the Party not in default may give to the breaching Party a written notice specifying the nature of the default, requiring it to cure such breach, and stating its intention to terminate this Agreement if such breach is not cured within ninety (90) days. If such breach is not cured within ninety (90) days after the receipt of such notice, the Party not in default shall be entitled to terminate this Agreement immediately by written notice to the other Party. If the allegedly breaching Party in good faith disputes whether a material breach occurred, then the cure period will be tolled and commence when such dispute is resolved.

10.4	Termination for Event of Default. If Company fails to make payment of all amounts due and payable under the Promissory Note on or before the maturity date or upon any other Event of Default, then Licensor may terminate this Agreement and all licenses granted herein upon written notice to Company.

10.5	Default for Company’s Bankruptcy. Licensor shall have the right, at its option, to terminate this Agreement in the event that the Company shall;

10.5.1	file in court or agency pursuant to any applicable state or federal petition in bankruptcy (other than dissolution or winding up for the purposes of reconstruction or amalgamation) or if such party is served with an involuntary petition in bankruptcy, or

10.5.2	make an assignment of all or substantially all of its assets for the benefit of creditors, or

10.5.3	in the event that a receiver or trustee is appointed for the Company and Company shall, after the expiration of thirty (30) days following any of the events enumerated above, be unable to secure a dismissal, stay or other suspension of such proceedings.

10.6	Effects of Termination.

(a)        Survival.

(i)        Notwithstanding the expiration or termination of this Agreement, the following provisions shall survive: Sections 2.5, 7.1, 8.3, 10.6, 10.7 and 10.8 and all provisions under ARTICLE 1 (Definitions), ARTICLE 7 (Confidentiality) (for the term set forth therein), ARTICLE 9 (Indemnification), ARTICLE 10 (Term and Termination), ARTICLE 11 (Miscellaneous).

(ii)        Expiration or termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of such termination. In addition, termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at Law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation.

(b)        Licenses.

(i)        Upon termination of this Agreement pursuant to Section 10.2 by Company or, prior to Note Repayment by either Party pursuant to Section 10.3, or prior to Note Repayment pursuant to Section 10.4 or 10.5 by Licensor, the following terms and conditions shall apply:

(1)        all licenses granted to Company under Section 2.1 shall terminate and Company and its Affiliates shall immediately cease exploiting any of the Licensed Patents and return all copies of the same to Licensor and cease production of all Products; provided, however, that Company, its Affiliates and each Sublicensee may dispose of any Products manufactured as of the date of termination, and may complete manufacture of Products then in the process of manufacture, and sell them;

(2)        Company shall, upon written request by Licensor and subject to Licensor assuming legal responsibility for any Clinical Trials of such Product(s) then ongoing, transfer to Licensor at Licensor’s cost and expense, all regulatory documentation and Regulatory Approvals prepared or obtained by or on behalf of Company prior to the date of such termination, to the extent solely related to such Product(s) and country(ies) and transferable, and Company shall have the right to retain one copy of such transferred documentation and Regulatory Approvals for record-keeping purposes;

(3)        Company shall, upon written request of Licensor, return to Licensor or, at Company’s option, destroy, at Licensor’s cost and expense, all relevant records and materials in its possession or control containing or comprising Confidential Information of Licensor; provided, however, that Company shall have the right to retain one copy of such Confidential Information of Licensor.

(4)        To the extent not prohibited by Law, Company shall wind down any ongoing Clinical Trials with respect to such Product(s), or at Licensor’s option, transfer such Clinical Trials to Licensor at Licensor’s cost and expense, in which case Licensor shall purchase from Company the relevant Clinical Trial supplies of the Product at Company’s costs of goods without mark-up.

(5)        As additional consideration for the favorable terms and rights granted to Company hereunder and as a penalty for such termination, Company agrees to assign to Licensor, and effective as of such termination hereby assigns to Licensor, from the moment of creation, all of Company’s right, title and interest, in and to any Foreground IP generated, developed, conceived or reduced to practice (constructively or actually) by or on behalf of Company, its Affiliates and any Sublicensees, including their employees, agents and contractors, whether alone or jointly with ay other party and any of its Affiliates, including their employees, agents and contractors, including all Intellectual Property Rights therein.

10.7	Termination on Bankruptcy or Insolvency of Licensor.

(a)        Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by Licensor are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, if applicable, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.

(b)        Continuing Rights. The Parties agree that, in the event of Licensor Bankruptcy Event, Company shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in Company’s possession, shall be promptly delivered to it (i) following any such commencement of a bankruptcy proceeding upon Company’s written request therefor, unless Licensor elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i), following the rejection of this Agreement by Licensor upon written request therefor by Company. The Parties agree that if the Company has completed the Note Repayment, then the Company shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code as licensor of such rights under this Agreement. If the prior to the Note Repayment the Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall be subject to a Bankruptcy Event, and such event triggers an Event of Default under the Note, then this Agreement shall be terminated pursuant to Section 10.4 hereof.

10.8	Other Remedies . Termination of this Agreement for any reason shall not release either Party from any liability that already has accrued prior to such termination. Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect or limit, any rights or remedies that otherwise may be available at Law or in equity.

ARTICLE 11
MISCELLANEOUS PROVISIONS

11.1	Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties.

11.2	Assignment.

(a)        Assignment Generally. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by either Party without the prior written consent of Company (not to be unreasonably withheld or delayed). Notwithstanding the foregoing, Company may assign this Agreement, without the consent of Licensor, to a successor to substantially all of the business of Company to which this Agreement relates.

(b)        Continuing Obligations. No assignment under this Section 11.2 shall relieve the assigning Party of any of its responsibilities or obligations hereunder and, as a condition of such assignment, the assignee shall agree in writing to be bound by all obligations of the assigning Party hereunder. This Agreement shall be binding upon the successors and permitted assigns of the Parties.

(c)        Void Assignments. Any assignment not in accordance with this Section 11.2 shall be void.

11.3	Performance and Exercise by Affiliates. Company shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates and the performance of such obligations by any such Affiliate shall be deemed to be performance by Company; provided, however, that Company shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of Company hereunder shall be deemed to be a failure by Company to perform such obligations. For clarity, the foregoing means that Company may designate an Affiliate to perform its obligations hereunder or to be the recipient of Licensor’s performance obligations hereunder.

11.4	Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.5	Force Majeure. Neither Party shall be liable to the other Party or be deemed to have breached or defaulted under this Agreement for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by or results from acts of God, earthquake, riot, civil commotion, terrorism, war, strikes or other labor disputes, fire, flood, failure or delay of transportation, omissions or delays in acting by a governmental authority, acts of a government or an agency thereof or judicial orders or decrees or restrictions or any other reason which is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations hereunder as soon as practicable.

11.6	Entire Agreement of the Parties; Amendments. This Agreement and the Schedules hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

11.7	Captions. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

11.8	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of California, excluding application of any conflict of laws principles that would require application of the Law of a jurisdiction outside of California, and will be subject to the exclusive jurisdiction of the courts of competent jurisdiction located in San Diego County, California.

11.9	Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (receipt verified) or by express courier service (signature required) to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party shall have last given by notice to the other Party.

If to Company, addressed to:

Name:	Clywedog Therapeutics, Inc.
Attn:	Nikolay Savchuk
E-mail:	nsavchuk@torreypinesinv.com

If to Licensor, addressed to:

Name:	Bala Therapeutics, Inc.
Attn:	Iain Dukes
E-mail:	DukesI@OrbiMed.com

11.10	Language. The official language of this Agreement and between the Parties for all correspondence shall be the English language.

11.11	Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

11.12	Severability . When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement is held to be prohibited by or invalid under Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

11.13	Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions. Unless the context otherwise requires, countries shall include territories.

11.14	Counterparts. This Agreement and any modifications, amendments or supplements thereto may be executed in several counterparts, and all so executed shall constitute one Agreement binding on all Parties hereto, notwithstanding that all Parties are not signatories to the original or the same counterpart. The Parties may also deliver executed copies of this Agreement to each other by electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., ww.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. No Party may raise the use of any image transmission device or method or the fact that any signature was transmitted as an image as a defense to the enforcement of this Agreement. At the request of either Party, the Parties will confirm signatures by signing and delivering an original document.

[signature page follows]

IN WITNESS WHEREOF, duly authorized representatives of the parties have executed this Agreement as of the date first above written.

Bala Therapeutics, Inc.		CLYWEDOG Therapeutics, Inc.

Signature:	/s/ Nikolay Savchuk	Signature:	/s/ Nikolay Savchuk

Printed Name:	/s/ Nikolay Savchuk	Printed Name:	Nikolay Savchuk

Title:	Chief Executive Officer	Title:	Chief Executive Officer

Exhibit A

Form of Promissory Note